NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.2

Item 6.	Selected Financial Data

The data presented in the following table is derived from the audited consolidated financial statements and other information adjusted to reflect the effects of discontinued operations. See also Business Acquisitions and Business Dispositions in Part II, Item 7.

Selected Financial Data

	Year Ended December 31
$ in millions, except per share	2010	2009	2008	2007	2006
Sales and Service Revenues
U.S. Government	$25,507	$24,955	$23,274	$21,687	$20,733
Other customers	2,636	2,695	2,977	2,957	2,703

Total revenues	$28,143	$27,650	$26,251	$24,644	$23,436

Goodwill impairment			$(570)
Operating income	$2,827	$2,274	2,076	$2,464	$2,073
Earnings from continuing operations	1,904	1,434	1,018	1,448	1,293

Basic earnings per share, from continuing operations	$6.41	$4.49	$3.04	$4.24	$3.74
Diluted earnings per share, from continuing operations	6.32	4.44	2.98	4.09	3.61
Cash dividends declared per common share	1.84	1.69	1.57	1.48	1.16

Year-End Financial Position
Total assets	$31,531	$30,418	$30,197	$33,373	$32,271
Notes payable to banks and long-term debt	4,724	4,011	3,661	3,772	3,879
Total long-term obligations and preferred stock(1)	7,947	8,959	8,926	7,278	7,005

Financial Metrics
Net cash provided by continuing operations	$2,056	$1,995	$2,705	$2,050	$2,270
Free cash flow(2)	1,471	1,454	2,132	1,478	1,172
Notes payable to banks and long-term debt as a percentage of shareholders’ equity	34.8%	31.6%	30.7%	21.3%	23.3%

Other Information
Company-sponsored research and development expenses	$580	$588	$543	$502	$541
Maintenance and repairs	369	371	314	216	239
Payroll and employee benefits	10,861	11,718	10,127	9,616	9,470

Number of employees at year-end	79,600	81,800	86,500	84,900	85,900

(1)	In 2008, all of the shares of preferred stock were converted or redeemed.

(2)	Free cash flow is a non-GAAP financial measure and is calculated as cash provided by continuing operations less capital expenditures and outsourcing contract and related software costs. Outsourcing contract and related software costs are similar to capital expenditures in that the contract costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition and transition/set-up. These outsourcing contract and related software costs are deferred and expensed over the contract life. See Liquidity and Capital Resources – Free Cash Flow in Part II, Item 7 for more information on this measure.